EXHIBIT 5.1

January 22, 2003

LBI Media, Inc.
1845 West Empire Avenue
Burbank, California 91504

Re:	Exchange Offer for $150,000,000 10- 1/8% Senior Subordinated Notes due 2012 for up to $150,000,000 10- 1/8% Senior Subordinated Notes due 2012

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-4 (File No. 333-100330) of LBI Media, Inc., a California corporation (the “Company”), and each of the entities listed on Schedule A attached hereto (the “Guarantors,” and together with the Company, the “Registrants”) in connection with the proposed offer (the “Exchange Offer”) to exchange any and all of the Company’s outstanding 10-1/8% Senior Subordinated Notes (the “Old Notes”) and the accompanying guarantees (the “Old Guarantees”) for the Company’s 10-1/8% Senior Subordinated Notes (the “Exchange Notes”) and accompanying guarantees (the “New Guarantees”) that are being registered pursuant to the Registration Statement.

We are of the opinion that:

(i) The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and, when the Exchange Notes are executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(ii) Each New Guarantee to be endorsed on the Exchange Notes by each Guarantor has been duly authorized by all necessary corporate action on the part of such Guarantor, and, when executed in accordance with the terms of the Indenture and when the Exchange Notes have been executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the New Guarantee of each Guarantor endorsed thereon will be the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

Our opinions in paragraphs (i) and (ii) as to the enforceability of the Exchange Notes and the New Guarantees are subject to:

(a) public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence, willful misconduct or unlawful conduct; and

(b) the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law.

Without limiting the generality of the qualifications contained in clause (ii), we express no opinion as to the effect on the enforceability of the New Guarantees of Sections 544 and 548 of the U.S. Bankruptcy Code and Section 270 et seq. of the New York Debtor and Creditor Law relating to fraudulent transfers and obligations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included as part of the Registration Statement.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP

SCHEDULE A

Liberman Television of Houston, Inc., a California corporation

KZJL License Corp., a California corporation

Liberman Television, Inc., a California corporation

KRCA Television, Inc., a California corporation

KRCA License Corp., a California corporation

Liberman Broadcasting, Inc., a California corporation

LBI Radio License Corp., a California corporation

Liberman Broadcasting of Houston, Inc., a California corporation

Liberman Broadcasting of Houston License Corp., a California corporation

Empire Burbank Studios, Inc., a California corporation